UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2012

DC BRANDS INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-054031
(State or other jurisdiction of incorporation)	(Commission File No.)

9500 W. 49th Avenue, Suite D-106
Wheat Ridge, CO 80033
(Address of principal executive offices and Zip Code)

303-279-3800
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into a Definitive Material Agreement

DC Brands International, Inc. (the “Company”) entered into a Securities Purchase Agreement with an investor who has voting control of the Company and the right to acquire for $1,250,000, 100,000 Units, each Unit consisting of .0333 shares of Series B Preferred and 9.11 shares of Series D Preferred.  On October 11, 2012, the investor acquired 10,000 Units for a purchase price of $250,000.

On October 11, 2012, the Company
•
entered into an Exchange Agreement with two investorswho  exchanged $2,774,834 worth of debt and cancelled $1,000,000 worth of debt evidenced by promissory note in the principal amount of $4,775,834 in exchange for 2,776 shares of Series E Preferred Stock and a new promissory note in the amount of $1,000,000.

•
entered into an Exchange Agreement with an investor who exchanged $280,189 worth of debt and agreed to forebear taking action against the Company for defaults under outstanding notes for 5,500 shares of Series F Preferred Stock.

•
entered into an Exchange Agreement with an investor who exchanged $392,961 worth of debt and an agreement not to take action against the Company for its default under outstanding notes in exchange for 6,000 shares of Series G Preferred Stock.

Item 3.02.  Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference thereto. The offer and issuance of the Series B and D Preferred Stock  will not be registered under the Securities Act of 1933 at the time of issuance, and therefore may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. For these issuances, the Company intends to rely on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, based on the Company’s belief that the offer and sale of the Series B and D Preferred Stock has not and will not involve a public offering as the investor  is an “accredited investor” as defined under Section 501 promulgated under the Securities Act and no general solicitation has been involved in the offering.  The exchange of the Series E, F and G Preferred Shares for debt is exempt from registration requirements under Section 3(a)(9) of the Securities Act of 1933.

Item 5.01 Change of Control of Registrant

On October 12, 2012, a change in control of DC Brands International, Inc. (“DC Brands” or the “Company”) occurred when Richard Pearce sold all of his 91,111 shares of Series A Preferred Stock (the “Preferred Stock”) in a private share purchase transaction to Hard Save, LLC, a limited liability company the principals of which are Alan Fishman and David Coppfer , for a non-recourse note in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), of which $25,000 was paid and $18,750 is due each month for 12 months commencing April 2013.  The note is secured by the Preferred Stock.  Hard Save, LLC now has voting control over 51.25% of the Company’s outstanding equity of the Company due to its ownership of the Series A Preferred in addition to the right to receive liquidation preference as a Series D Preferred Holder and its right to convert into shares of the Company’s commons tock due to its ownership of the Series C Preferred.  In addition, the principals of Hard Save, LLC currently own 279,270 shares of common stock of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

On October 11, 2012, Jeremy Alcamo resigned as the Executive Vice President of the Company.

Item 5.03 Amendment of Certificate of Incorporation

In connection with the foregoing, we filed a Certificate of Designations creating the class B, D, E, F and G of Preferred Stock described above attached as Exhibit 3.1 hereto.
The Class C Preferred Stock has no dividend, liquidation or voting rights.  The Class C Preferred Stock is convertible at any time after the 13th month after the date of its issuance into such number of shares of common stock of the Company as shall equal 1% of the outstanding common shares on the date of conversion divided by 1,000.

The Class D Preferred Stock has no dividend, conversion or voting rights.  The Class D Preferred Stock is entitled to a liquidation preference equal to 40% of the proceeds of any sale of shares of common stock in excess of 25% of the outstanding shares, a liquidation or winding up, the sale of 20% of the Series A Preferred.

The Class E Preferred Stock has no liquidation or voting rights.  The Class E Preferred Stock is entitled to a 10.25% dividend that is payable quarterly. The Class E Preferred Stock is convertible at any time into such number of shares of common stock of the Company as shall equal 2.5% of the outstanding common shares on the date of conversion divided by 1,000.

The Class F Preferred Stock has no dividend, liquidation or voting rights.  The Class F Preferred Stock is convertible at any time into such number of shares of common stock of the Company as shall equal 1.0% of the outstanding common shares on the date of conversion divided by 1,000.  The Company has the right to redeem the Class F Preferred at a redemption price of $286.86 per share.

The Class G Preferred Stock has no dividend, liquidation or voting rights.  The Class G Preferred Stock is convertible at any time into such number of shares of common stock of the Company as shall equal 1.0% of the outstanding common shares on the date of conversion divided by 1,000.  The Company has the right to redeem the Class F Preferred at a redemption price of $1,250 per share.

Item 8.01 Other Information

On October 17, 2012, we issued the attached press release that announced the closing of this transaction.  The information contained in the press release is being furnished to the Commission and shall not be deemed incorporated by reference into any of our registration statements or filings with the Commission.

Item 9.01  Financial Statements and Exhibits

EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith

3.1	Certificate of Designations for Series C, D, E, F and G Preferred Stock				✓

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DC BRANDS INTERNATIONAL, INC.

Date: October 17, 2012	By:	/s/ Bob Armstrong
Bob Armstrong Chief Financial Officer